UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2012

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2012, RG Exchangeco Inc. (“RG Exchangeco”), a wholly-owned subsidiary of Royal Gold, Inc., purchased 1,004,491 common shares (the “Additional Shares”) of Seabridge Gold Inc. (“Seabridge”) at a 15% premium to the current market price, for C$18 million. Effective December 13, 2012, RG Exchangeco entered into a Second Amending Agreement (the “Amendment”) with Seabridge, which amends that certain Option Agreement by and between RG Exchangeco, as successor to RGLD Gold Canada, Inc., and Seabridge, dated June 16, 2011 (as amended by the Amending Agreement dated October 28, 2011, the “Option Agreement”) to, among other things, remove the 270 day minimum holding period applicable to the Additional Shares. Upon RG Exchangeco’s purchase of the Additional Shares, RG Exchangeco obtained the right, under the Option Agreement, as amended by the Amendment, to increase the net smelter return (“NSR”) royalty it may acquire on all of the gold and silver production from Seabridge’s Kerr-Sulphurets-Mitchell project in British Columbia by 0.75%. RG Exchangeco now holds the right to purchase either a 1.25% NSR royalty on such production for C$100 million, or a 2.0% NSR royalty for C$160 million. If RG Exchangeco exercises its purchase right, the purchase price will be payable in three equal installments over the 540-day period following exercise. RG Exchangeco sold the Additional Shares in a private transaction to an unrelated party. The net cost to acquire the right to increase the size of the NSR royalty was approximately $3.6 million.

The Option Agreement and the original amendment thereto are filed as exhibits to a Form 8-K filed on June 22, 2011 and a Form 10-Q filed on November 3, 2011.

Item 7.01 Regulation FD Disclosure

Royal Gold announced the purchase and sale of the Additional Shares in a press release on December 13, 2012. The press release is furnished as Exhibit 99.1 hereto.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 13, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: December 18, 2012	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

99.1	Press Release dated December 13, 2012